Exhibit 99.1

Gaiam Announces Annual Dividend

Boulder, CO, March 8, 2010 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company announced that its board of directors on March 8, 2010 declared the payment of an annual cash dividend of $0.15 per common share.  This annual dividend is intended to cover the cost of capital for Gaiam shareholders. The dividend, which will be recorded as reduction of additional paid-in capital, is payable in late April 2010 to common stock shareholders of record as of the close of business on April 1, 2010.

“This cost of the capital dividend will be funded by cash flows resulting from the excess of our annual depreciation and amortization over capital expenditures. We intend to retain the cash flows generated by our earnings for future acquisitions,” said Jirka Rysavy, Gaiam Chairman.  “With our strong balance sheet and positive cash flow difference between depreciation and amortization and capital expenditures, we are in a position to take advantage of growth opportunities and still cover the cost of capital to our shareholders.”

During the fourth quarter of 2009, Gaiam reported record results for net revenue, operating income and earnings per share. Gaiam has approximately $48 million in cash and no debt or long term liabilities. Gaiam’s free cash flow for 2009 was over $22 million and the next $30 million of its earnings will be tax free, mostly due to the write-off of intangibles in 2008 and acquired net operating loss carryforwards.

About GAIAM

Gaiam, Inc. (Nasdaq: GAIA) is a lifestyle media company.  With a wide distribution network that consists of 70,000 retail doors, over 11,000 store within stores, a digital distribution platform and more than 8 million direct customers, Gaiam dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition Gaiam has exclusive licensing agreement with Discovery Communications and other licensing partners. Gaiam is also provides solutions for the many facets of healthy and eco-conscious living. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:             Carole Buyers

VP Corporate Finance and Investor Relations

303-222-3808

carole.buyers@gaiam.com

John Mills

Senior Managing Director, ICR

310-954-1105

jmills@icrinc.com